Exhibit 99
CONVERGYS NEWS RELEASE

Convergys Reports First Quarter 2018 Results

Raises Quarterly Dividend 10 Percent

(Cincinnati; May 8, 2018) -- Convergys Corporation (NYSE: CVG), a global leader in customer experience outsourcing, today announced its financial results for the first quarter of 2018.

The Company also announced that the Board of Directors approved raising its regular quarterly dividend 10 percent to $0.11 per share.

First Quarter Summary

•	Revenue of $674 million, down 7 percent as reported and down 10 percent on a constant currency basis compared with prior year;

•	GAAP operating income was $35 million, compared with $49 million in the prior year; adjusted operating income was $60 million, compared with $71 million in the prior year;

•	GAAP net income was $30 million, compared with $38 million in the prior year; adjusted net income was $40 million, compared with $52 million in the prior year;

•	Adjusted EBITDA of $83 million, compared with $99 million in the prior year;

•	GAAP EPS of $0.30, compared with $0.38 in prior year; adjusted EPS of $0.41, compared with $0.52 in prior year;

•	$25 million capital returned to shareholders via share repurchase and dividend;

•	Confirming 2018 guidance.

“We generated revenue, earnings and cash flow consistent with our expectations,” said Andrea Ayers, President and CEO. “As previously discussed, results were negatively impacted by the expected significant volume fluctuations with a few of our largest clients in the communications and technology industries. During the quarter, we implemented a number of actions to streamline operations and position the Company for profitable growth and value creation. Our continued investment in voice and digital solutions to deliver brand-differentiating customer experiences for our clients helped drive another quarter of solid new business signings.”

Ayers continued, “Consistent with our commitment to disciplined capital deployment, we are pleased to raise the quarterly dividend 10 percent marking our sixth consecutive year of dividend growth.”

First Quarter Results

Revenue - Revenue was $674 million including $19 million foreign currency benefit, a 7 percent decrease as reported and 10 percent decrease on a constant currency basis, compared with $728 million in the same period last year.

Operating Income - GAAP operating income was $35 million, compared with $49 million in the same period last year. Excluding certain discrete and acquisition-related impacts discussed below, adjusted operating income was $60 million, compared with $71 million in the same period last year.

GAAP operating margin was 5.1 percent, compared with 6.7 percent in the same period last year. Adjusted operating margin was 8.9 percent, compared with 9.8 percent in the same period last year.

Adjusted EBITDA - Adjusted EBITDA was $83 million, compared with $99 million in the same period last year. Adjusted EBITDA excludes certain discrete and acquisition-related impacts discussed below.

Adjusted EBITDA margin was 12.3 percent, compared with 13.6 percent in the same period last year.

Net Income - GAAP net income was $30 million, or $0.30 per diluted share, compared with $38 million, or $0.38 per diluted share, in the same period last year. Excluding certain discrete and acquisition-related impacts discussed below, adjusted net income was $40 million, or $0.41 per diluted share, compared with $52 million, or $0.52 per diluted share, in the same period last year.

Share Repurchase - Convergys repurchased 0.7 million shares in the first quarter at a cost of $16 million. At March 31, 2018, the remaining authorization to purchase outstanding shares was $45 million.

Quarterly Dividend - Convergys paid a $0.10 per share quarterly dividend in April to holders of record at the close of business on March 23, 2018. The Board of Directors of the Company also approved a 10 percent increase in the quarterly dividend to $0.11 per share. The Company scheduled the first dividend payment of $0.11 per share on July 6, 2018, to shareholders of record at the close of business on June 22, 2018.

Cash Flow - Operating cash flow was $13 million, compared with $33 million in the same period last year. Adjusted free cash flow was $17 million, compared with $26 million in the same period last year.

Net Debt - At March 31, 2018, cash and short-term investments were $199 million, debt maturing in one year was $50 million, and long-term debt was $230 million. Net debt totaled $81 million at March 31, 2018, compared with $61 million at December 31, 2017, and $156 million at the end of the first quarter last year.

Discrete and Acquisition-related Impacts - GAAP first-quarter 2018 results include $7 million CEO transition costs, $6 million facility exit costs and $5 million severance expenses related to discrete actions to streamline the business, acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $1 million depreciation expense related to the fair value write-up of acquired property, and a $9 million tax benefit from favorable resolution of certain tax audits. Prior year first-quarter 2017 GAAP results included severance charges of $13 million for discrete actions to streamline the business, and also included acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $1 million depreciation expense related to the fair value write-up of acquired property and equipment, and $2 million integration expenses.

Reconciliation tables of GAAP to non-GAAP results are attached.

2018 Business Outlook
Convergys’ expectations for 2018 remain:

•	Constant currency revenue decrease of up to 7 percent, including 5 percent to 6 percent impact from significant volume fluctuations with the Company’s largest two clients;

•	Adjusted EBITDA margin to approximate 12.5 percent;

•
Adjusted effective tax rate to approximate 25 percent, now including provision for withholding taxes in international jurisdictions and other impacts and assumptions related to enactment of the 2017 Tax Cuts and Jobs Act (the 2017 Tax Act);

•	Diluted shares outstanding to approximate 99 million;

•	Adjusted EPS decrease of up to 10 percent, including 9 percent impact from changes in the effective tax rate related to the 2017 Tax Act.

The Company continues to expect seasonal sequential decreases in revenue, EBITDA and EPS in the second quarter of 2018 compared with the first quarter of 2018, and sequential improvement in quarterly results beginning in the third quarter of 2018.
This guidance does not include acquisition-related impacts such as intangible amortization, depreciation related to the fair value write-up of acquired property and equipment, integration costs and transaction costs. It also does not include impacts from severance and facilities charges related to discrete actions to streamline the business, CEO transition costs, future currency movements, non-cash pension settlement charges, any significant discrete tax adjustments, or any future share repurchase activities. The estimated adjusted effective tax rate reflects the Company’s expectations for the effective tax rate, excluding the tax impact of items discussed above, based on management’s current assumptions with respect to among other things, the geographical mix of the Company’s earnings, state income tax levels, tax deductions and finalization of the regulations associated with the 2017 Tax Act.
The Company believes quantitative reconciliations of the outlook to GAAP measures cannot be provided without unreasonable efforts due to the forward-looking nature of the acquisition-related adjustments and future currency movements, and their inherent variability; therefore, the Company does not present guidance on a GAAP basis. For the same reason, Convergys is unable to address the probable significance of the unavailable information, which may have a material impact on the Company’s GAAP results.

Forward-Looking Statements Disclosure and "Safe Harbor" Note

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as "will," "expect," "estimate," "think," "forecast," "guidance,” "outlook," "plan," "lead," "project" or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) adverse effects of our Board of Directors’ search for a new Chief Executive Officer, including the risk that a protracted search could affect our ability to attract and retain clients and employees; (ii) the loss of a significant client or significant business from a client; (iii) the future financial performance or outsourcing trends of our largest clients and the major industries that we serve, including continued volatility in volumes with certain of our largest communications and technology clients; (iv) contractual provisions that may limit our profitability or enable our clients to reduce or terminate services; (v) our failure to successfully acquire and integrate businesses; (vi) our inability to protect proprietary or personally identifiable data against unauthorized access or unintended release; (vii) the effects of complying with the European Union’s General Data Protection Regulation, the Philippines’ Data Privacy Act and other jurisdiction-specific data privacy requirements, including increased expenses, operational and contractual changes, and diversion of resources; (viii) our inability to maintain and upgrade our technology and network equipment in a timely and cost effective manner; (ix) business and political risks related to our global operations, including ongoing political developments in the Philippines, uncertainty regarding the impact of Britain’s vote to leave the European Union (Brexit) or other similar actions by European Union member states, and economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (x) the effects of foreign currency exchange rate fluctuations; (xi) the failure to establish appropriate tax provisions for uncertain future tax liabilities, changes in tax law, regulations or regulatory guidance that increase our future tax liabilities, including regulations implementing the Tax Cuts and Jobs Act, or the unfavorable resolution of tax contingencies; (xii) adverse effects of regulatory requirements or changes thereto, investigative and legal actions, and other commitments and contingencies; (xiii) costs associated with conversions of our convertible debentures that may occur from time to time; (xiv) our inability to effectively manage our contact center capacity or attract and retain employees at competitive wages; and (xv) those factors contained in our periodic reports filed with the SEC, including in the "Risk Factors" section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income, and diluted earnings per share metrics excluding certain non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, net income , and diluted earnings per share, in each case excluding the items above, and constant currency revenue growth, as well as the GAAP measures, operating income, net income, diluted earnings per share and revenue growth, in its evaluation of performance.

The Company presents the non-GAAP financial measure constant currency revenue growth because management uses this measure to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period’s currency exchange rates to translate current period revenue from local currencies. The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. Management also believes the presentation of these measures enhances investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its First Quarter 2017 Financial Results webcast at 9:00 a.m., Eastern time, Wednesday, May 9. The webcast presentation will take place live and will then be available for replay at this link 1Q18 Conference Call. This link will replay the webcast presentation through June 8. You may also access the webcast via the Convergys website, www.convergys.com. Click “Investors,” then “Releases, Events & Presentations.”

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees in 33 countries around the world.

Visit www.convergys.com to learn more.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations
+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended
	March 31,		%
(Amounts in millions except per share amounts)	2018	2017	Change
Revenues:
Communications	$287.2	$336.8	(15)%
Technology	148.9	156.5	(5)%
Retail	76.4	66.4	15%
Financial Services	74.7	77.9	(4)%
Healthcare	51.4	51.4	—%
Other	35.6	38.6	(8)%
Total Revenues	$674.2	$727.6	(7)%
Costs and Expenses:
Cost of providing services and products sold	417.7	450.2	(7)%
Selling, general and administrative	172.4	177.5	(3)%
Depreciation	23.8	27.4	(13)%
Amortization	6.9	7.2	(4)%
Restructuring charges	18.9	15.0	26%
Transaction and integration costs	—	1.5	(100)%
Total Costs and Expenses	639.7	678.8	(6)%
Operating Income	34.5	48.8	(29)%
Other (expense) income, net	(0.5)	1.3	NM
Interest expense	(4.5)	(5.3)	(15)%
Income before Income Taxes	29.5	44.8	(34)%
Income tax (benefit) expense	(0.3)	6.9	NM
Net Income	$29.8	$37.9	(21)%

Basic Earnings per Common Share	$0.33	$0.40

Diluted Earnings per Common Share	$0.30	$0.38

Weighted Average Common Shares Outstanding:
Basic	91.6	94.4
Diluted	98.2	100.5

Market Price Per Share
High	$24.91	$26.60
Low	$21.13	$20.15
Close	$22.62	$21.15

CONVERGYS CORPORATION
Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth
(In Millions Except Per Share Amounts)

	Three Months Ended March 31,
	2018	2017
Revenue	$674.2	$727.6
Revenue growth, as reported under U.S. GAAP	(7.3)%	0.7%
Foreign exchange impact (a)	(2.6)%	1.0%
Constant currency revenue growth (a non-GAAP measure)	(9.9)%	1.7%

CONVERGYS CORPORATION
Reconciliation of GAAP EPS to non-GAAP EPS
(In Millions Except Per Share Amounts)

	Three Months Ended March 31,		%
	2018	2017	Change
Operating Income as reported under U.S. GAAP	$34.5	$48.8	(29)%
Operating Margin	5.1%	6.7%
Depreciation of property & equipment write-up (b)	0.6	1.0
Amortization of acquired intangible assets (c)	6.9	7.2
Company-wide restructuring (d)	10.7	12.8
CEO transition costs (e)	7.3	—
Integration related expenses (f)	—	1.5
Total Charges	25.5	22.5
Adjusted Operating Income (a non-GAAP measure)	$60.0	$71.3	(16)%
Adjusted Operating Margin	8.9%	9.8%
Income before Income Tax as reported under U.S. GAAP	$29.5	$44.8	(34)%
Total operating charges from above	25.5	22.5
Adjusted Income before Income Taxes (a non-GAAP measure)	$55.0	$67.3	(18)%
Net Income as reported under U.S. GAAP	$29.8	$37.9	(21)%
Total operating charges from above	25.5	22.5
Income tax impact from total operating charges	(6.3)	(8.3)
Release of uncertain tax positions (g)	(8.6)	—
Adjusted Net Income (a non-GAAP measure)	$40.4	$52.1	(22)%
Diluted EPS as reported under U.S. GAAP	$0.30	$0.38	(21)%
Net impact of total charges	0.11	0.14
Adjusted Diluted EPS (a non-GAAP measure)	$0.41	$0.52	(21)%

(a) Changes in currency exchange rates resulted in increases or decreases in revenues primarily due to the weakening or strengthening U.S. dollar relative to the euro, British pound, Australian dollar and Canadian dollar.

(b) The Company recorded depreciation expense resulting from the fair value write-up of property and equipment acquired through business combinations of $0.6 and $1.0, respectively, for the three months ended March 31, 2018 and 2017.

(c) The Company recorded amortization expense related to acquired intangible assets of $6.9 and $7.2, respectively, for the three months ended March 31, 2018 and 2017.

(d) The Company recorded severance and facility-related charges of $10.7 for the three months ended March 31, 2018, related to company-wide initiatives to reduce headcount and consolidate certain centers to streamline the Company’s operations. The Company recorded restructuring charges of $12.8 for the three months ended March 31, 2017, associated with a company-wide initiative to reduce headcount and better align the Company’s resources, principally for corporate functions.

(e) During the three months ended March 31, 2018, the Company recorded CEO transition costs of $7.3.

(f) The Company recorded integration expenses associated with Convergys' integration of the acquired Stream and buw operations of $1.5 for the three months ended March 31, 2017. These expenses were primarily related to third-party consulting services.

(g) During the three months ended March 31, 2018, the Company recorded a net tax benefit of $8.6 resulting from the favorable resolution of certain tax audits.

Management uses constant currency revenue growth to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period's currency exchange rates to translate current period revenue from local currencies. Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance.

CONVERGYS CORPORATION
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
	March 31,		%
(In millions)	2018	2017	Change
Net Income	$29.8	$37.9	(21)%
Depreciation and Amortization	30.7	34.6	(11)%
Interest expense	4.5	5.3	(15)%
Income tax (benefit) expense	(0.3)	6.9	NM
EBITDA (a non-GAAP measure)	$64.7	$84.7	(24)%
Company-wide restructuring	10.7	12.8	(16)%
CEO transition costs	7.3	—	100%
Integration related expenses	—	1.5	(100)%
Adjusted EBITDA (a non-GAAP measure)	$82.7	$99.0	(16)%
EBITDA Margin	9.6%	11.6%
Adjusted EBITDA Margin	12.3%	13.6%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures enhances the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Consolidated Balance Sheets

	(Unaudited)
	March 31, 2018	December 31, 2017
(In millions)
Assets
Cash and cash equivalents	$186.3	$193.7
Short-term investments	13.1	13.5
Receivables, net of allowances	567.7	567.2
Other current assets	89.4	83.3
Property and equipment, net	240.0	260.0
Other assets	1,289.8	1,297.0
Total Asset	$2,386.3	$2,414.7

Liabilities and Shareholders' Equity
Debt and capital lease obligations maturing within one year	$50.3	$0.9
Other current liabilities	309.6	322.1
Other liabilities	363.0	386.8
Long-term debt and capital lease obligations	230.0	267.7
Convertible debentures conversion feature	59.0	59.5
Shareholders' equity	1,374.4	1,377.7
Total Liabilities and Shareholders' Equity	$2,386.3	$2,414.7

CONVERGYS CORPORATION
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended March 31,
(In millions)	2018	2017
Net cash provided by operating activities	$12.7	$32.9
Capital expenditures	(5.9)	(8.9)
Free Cash Flow (a non-GAAP measure)	$6.8	$24.0
Non-U.S. tax paid related to repatriation of non-U.S. cash as of December 31, 2017 (a)	9.7	—
Acquisition - cash paid for transaction and integration related expenses (b)	—	1.7
Adjusted Free Cash Flow (a non-GAAP measure)	$16.5	$25.7

(a) Cash payments associated with non-U.S. withholding taxes resulting from the Company's repatriation of certain non-U.S. cash balances accumulated as of December 31, 2017.
(b) Payments associated with investment activity for acquisition related items.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' Management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other investment opportunities. Management also believes the presentation of these measures will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments, including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Summarized Statement of Cash Flow

	(Unaudited)
	Three Months Ended March 31,
(In millions)	2018	2017
Net cash provided by operating activities	$12.7	$32.9
Net cash used in investing activities	(5.9)	(8.9)
Net cash (used in) provided by financing activities	(14.2)	14.3
Net (decrease) increase in cash	($7.4)	$38.3